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                                 SCHEDULE 14A
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                   PROXY STATEMENT SCHEDULE 14A INFORMATION

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

From the Desk of Ralph Wanger

     Dear Shareholder:

     You should have received proxy materials in the mail recently asking you to vote on a new investment advisory agreement between Acorn and Liberty Wanger Asset Management in connection with the sale of Wanger Asset Management (WAM) to Liberty Financial Companies, Inc. (LFC). I want to assure you personally that I believe the sale will be positive for our shareholders and the company.

     A question that has come up regarding our decision to sell is whether or not I intend to retire. Considering my golf scores and my skiing abilities, I think it is best that I keep working. All of our portfolio managers, myself included, have signed agreements to stay with the firm for at least the next five years.

     So why are we selling? While I am not planning to retire any time soon, we recognized the need to address succession issues that would arise upon my eventual retirement. We have also found that our growth in recent years has increased the administrative responsibilities of our principals. Our partnership with LFC should allow us to shift administrative tasks to Liberty so that we can focus on what we do best: managing money.

     We feel confident that this decision will benefit shareholders in a number of ways. First, we believe our association with a large organization provides stability and clarifies the long-term status of WAM. This should enable us to attract new talent to the firm. This merger will also allow us to offer shareholders a broader range of investment products. Liberty's subsidiaries manage more than 90 mutual funds. Additionally, by utilizing Liberty's distribution and administrative resources, we believe we can enhance our shareholder services.

     I would like to stress that shareholders of record prior to the close of the merger will maintain their no-load status after the sale. You will also be able to invest without a load in many funds managed by Liberty's affiliates (these funds may be subject to a 12b-1 fee). With this in mind, if you know of friends who have been thinking about investing with us, you may want to encourage them to obtain a prospectus and purchase shares now so they can lock in their no-load status by becoming shareholders prior to the close of the sale.

     Your confidence in our products has made us successful. I thank you for your support over the years and look forward to our future together. I welcome the opportunity to meet you at our upcoming shareholder meeting on September 26 in Chicago (see back cover for more details).

     Sincerely,


     /s/ Ralph Wanger

     Ralph Wanger
     Chief Investment Officer, Wanger Asset Management

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Following are answers to some of the questions you may have regarding our plans to sell Wanger Asset Management (WAM) to Liberty Financial Companies.

Q: Who is Liberty Financial?
A: Boston-based Liberty Financial was founded in 1985 by Liberty Mutual Insurance Company. Liberty Financial has more than $67 billion in financial assets under management. Liberty Financial is a publicly traded company (NYSE:
L) and is 71% owned by Liberty Mutual Insurance. Other Liberty Financial subsidiaries include Stein Roe & Farnham, Colonial Management Associates, Newport Pacific Management, Crabbe Huson, Keyport, Independent Financial, and Progress Investment Management Company. If the merger is approved, we will be associated with a large group of highly professional asset managers.

Q: Why did WAM select Liberty Financial?
A: We wanted a partner to provide substantial strategic benefits such as:
     . Knowledge of the mutual fund industry
     . Strong distribution
     . Solid management
     . Product line fit

With $67 billion in assets under management, a sales force of more than 200 professionals, and 95 mutual fund products, Liberty Financial met our requirements.

Q: What changes will I see as a shareholder?
A: The fund names will adopt the Liberty prefix (Liberty Acorn Fund, for example) after the sale so be sure to look under "L", instead of "A", for daily price listings in the newspaper. Wanger Asset Management will operate under the name Liberty Wanger Asset Management after the closing.

Following the sale, the funds will be offered through financial advisors with a sales charge applied. However, as a shareholder of record prior to the close, you will maintain your no-load status after the close. You will be able to continue to make additional investments into your account(s), as well as invest in certain funds distributed by Liberty Financial, without paying a sales charge (some of the funds offered through Liberty carry 12b-1 fees, however). Immediate family members of current shareholders will also enjoy no-load status should they choose to invest with us.

September 26 is the deadline for voting your proxy.

Turn to the back cover for information on our upcoming shareholder meeting.